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                             Worthington Industries
                    Exhibit 12 - Statement Re: Computation of
                       Ratio of Earnings to Fixed Charges
                              (Dollars in Millions)




                                                     Nine Months Ended                              Year Ended May 31
                                          ---------------------------------------- -------------------------------------------------
                                          February 29,  February 29,  February 28,
                                             1996          1996           1995     1995    1995    1994    1993      1992      1991
                                          ---------------------------------------  -------------------------------------------------
                                              Pro                                   Pro
                                             Forma                                 Forma
                                              (1)                                   (1)
Consolidated pretax income from
   continuing operations                     $ 113       $ 110           $ 132     $ 195   $ 187   $ 136   $ 108     $  91    $  75

Adjustments to earnings:
   Equity in net income of less than
     50%-owned affiliate                       (20)        (20)            (25)      (32)    (32)    (19)     (3)     --         (5)
   Income distributed from less than
     50%-owned affiliate                         1           1            --           1       1      --      --      --         --
   Interest (capitalized and expensed)          14           6               5        18       7       3       3         4        6
   Interest capitalized during the period       (1)         (1)           --          (1)     (1)     --      --      --         (1)
   Interest from majority-owned affiliate
     and 50%-owned affiliates
     (unconsolidated)                            2           2               2         3       3       2       1         1        2
                                          ---------------------------------------  -------------------------------------------------
Total earnings                               $ 109       $  98           $ 114     $ 184   $ 165   $ 122   $ 109     $  96    $  77
                                          =======================================  =================================================


Interest (capitalized and expensed)          $  14       $   6           $   5     $  18   $   7   $   3   $   3     $   4    $   6
Interest from majority-owned affiliate
   and  50%-owned affiliates
    (unconsolidated)                             2           2               2         3       3       2       1         1        2
                                          ---------------------------------------  -------------------------------------------------


Total fixed charges                          $  16       $   8           $   7     $  21   $  10   $   5   $   4     $   5    $   8
                                          =======================================  =================================================

Ratio of earnings to fixed charges             6.8        12.3            16.3       8.8    16.5    24.4    27.3      19.2      9.6
                                          =======================================  =================================================


1 Represents supplemental ratio to give effect to the purchase by Worthington Industries, Inc. of the stock of Dietrich Industries, Inc. as reflected in the pro forma condensed consolidated statements of income included in Worthington's Form 8-K/A filed on April 19, 1996.